Exhibit 99.1

Invitrogen Announces Preliminary First Quarter Results

CARLSBAD, Calif.—(BUSINESS WIRE)—April 17, 2006—Invitrogen Corporation (Nasdaq:IVGN) today announced preliminary results for its first quarter ended March 31, 2006. Revenues for the first quarter increased 12% to $309 million versus the same period last year. Sales were lower than anticipated by approximately 3% due to lower than expected performance in its US Bioproduction and Japan businesses. Revenue performance in Europe, US research, and emerging markets were strong. Pro forma earnings per share for the first quarter of 2006 were slightly higher than anticipated due to improved mix, lower royalty expense and lower share count. The company will provide further detail on financial performance during the previously scheduled conference call on April 27, 2006.

2006 Outlook

Due to first quarter performance and the anticipated discontinuation / sale of certain minor business units the Company is widening its full year revenue guidance to a range of $1,300 million to $1,355 million. Pro forma earnings per share guidance remains unchanged with a range of $3.90 to $4.10. The Company will provide further detail on its business outlook on the conference call April 27, 2006.

Conference Call and Webcast Details

The Company will discuss its financial and business results as well as its business outlook on its conference call at 5 p.m. Eastern Time, April 27, 2006. This conference call will contain forward-looking information. The conference call will include a discussion of “non-GAAP financial measures” as that term is defined in Regulation G. For actual results, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results determined in accordance with GAAP, as well as other material financial and statistical information to be discussed on the conference call will be posted at the Company’s Investor Relations website at www.invitrogen.com.

The conference call will be webcast live over the Company’s investor relations website at www.invitrogen.com and will be archived at the site for one month.

To listen to the live conference call, please dial (866) 202-3109 (domestic) or (617) 213-8844 (international) and use passcode 72377218. A replay of the call will be available for one week by dialing (888) 286-8010 (domestic) and (617) 801-6888 (international). The passcode is 55982310.

About Invitrogen

Invitrogen Corporation (Nasdaq:IVGN) provides products and services that support academic and government research institutions and pharmaceutical and biotech companies worldwide in their efforts to improve the human condition. The company provides essential life science technologies for disease research, drug discovery, and commercial bioproduction. Invitrogen’s own research and development efforts are focused on breakthrough innovation in all major areas of biological discovery including functional genomics, proteomics, bioinformatics and cell biology — placing Invitrogen’s products in nearly every major laboratory in the world. Founded in 1987, Invitrogen is headquartered in Carlsbad, California and conducts business in more than 70 countries around the world. The company globally employs approximately 4,800 scientists and other professionals and had revenues of $1.2 billion in 2005. For more information about Invitrogen, visit the company’s web site at www.invitrogen.com.

Statement Regarding Use of Non-GAAP Measures

We regularly have reported Non-GAAP measures for net income and earnings per share as pro forma results. These measures are provided as supplementary information and are not a substitute for, or superior to, financial measures calculated in accordance with GAAP. These pro forma measures are limited because they do not reflect the entirety of our business results.

We define our pro forma results as our GAAP results excluding the after tax impact of the following items:

•	Acquisition related amortization

•	In process research and development expenses

•	Acquisition related gains and losses

•	Business consolidation costs required to realize cost synergies from combining our acquired entities with our existing operations and

•	Significant one time events that are unlikely to recur

Management views these excluded items as not indicative of the operating results or cash flows of its current or future operations and excludes these items as a supplemental disclosure to assist investors in evaluating and assessing our past and future operational performance. This presentation of our pro forma results is consistent with how management internally evaluates the performance of its operations.

We encourage investors to carefully consider our results under GAAP, as well as our pro forma disclosures.

Safe Harbor Statement

Certain statements contained in this press release and in today’s conference call are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is Invitrogen’s intent that such statements be protected by the safe harbor created thereby. Such statements include, but are not limited to statements regarding Invitrogen’s: 1) financial projections, including revenue and pro forma earnings per share; 2) momentum in 2006; 3) ability to generate new products that will accelerate scientific research and our future growth; 4) integration of acquired businesses; and 5) ability to combine technologies of acquired businesses. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited a) the Company’s ability to identify promising technology, new product development opportunities; b) the Company’s ability to identify and implement measures to effect cost savings and efficiency improvements; and c) the Company’s ability to identify acquisitions and organic growth opportunities that will position it to serve growing markets, as well as other risks and uncertainties detailed from time to time in Invitrogen’s Securities and Exchange Commission filings.

CONTACT: Invitrogen Corporation

Amanda Clardy, 760-603-7200

SOURCE: Invitrogen Corporation